Exhibit 99.1
News from
Arch Coal, Inc.

FOR FURTHER INFORMATION:
Media — Kim Link (314) 994-2936
FOR IMMEDIATE RELEASE
January 5, 2006
Arch Completes Reserve Swap,
Sells Select Mining Assets to Peabody Subsidiary
     ST. LOUIS (January 5, 2006) — Arch Coal, Inc. (NYSE:ACI) today announced a recently completed reserve swap with Peabody Energy that is expected to enable a more efficient future mine plan for Arch’s Black Thunder mine in the Powder River Basin of Wyoming. In addition, Arch sold to Peabody a rail spur, rail loadout and idle office complex for a purchase price of $84.6 million.
     Arch plans to use a portion of the proceeds to build a new rail spur and state-of-the-art loadout facility in closer proximity to its recently acquired, 719-million-ton, ultra-low-sulfur Little Thunder Creek federal coal lease. The construction of these new facilities will enable Arch to forego approximately $35 million of other planned capital expenditures — associated with conveyor systems and other coal-handling equipment — over the next three years. The revision to the Black Thunder mine plan resulting from the reserve swap also reduces Arch’s reclamation liabilities.
     “We believe this transaction significantly strengthens our competitive position in the Powder River Basin,” said Steven F. Leer, Arch’s president and chief executive officer. “We have enhanced the efficiency of the Black Thunder mine plan, secured cash for the construction of a more modern loadout closer to our future reserve base, and significantly reduced our future capital requirements.”
     In the reserve swap, Arch transferred to Peabody approximately 60 million tons of coal reserves obtained by Arch in the Triton Coal Company acquisition in August 2004. In exchange, Peabody transferred to Arch the same number of tons on the West Roundup federal coal lease acquired by Peabody in February 2005.
     Arch has signed a lease for the exclusive use of the rail and loadout facilities through September 30, 2008, by which time Arch expects to have completed construction on the new loadout.
     As a result of the transaction, Arch preliminarily expects to record a pre-tax gain of between $45 million and $50 million in the fourth quarter of 2005.
     St. Louis-based Arch Coal, Inc. (NYSE:ACI) is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch provides the fuel for approximately 7% of the electricity generated in the United States.
     Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements.
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